Filed Pursuant to Rule 424(b)(3)
File No. 333-180719

CAMBRIDGE HEART, INC.

Prospectus Supplement No. 4 dated October 22, 2012
to the Prospectus dated June 5, 2012

On October 22, 2012, Cambridge Heart, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) the attached Current Report on Form 8-K. The attached information supplements and supersedes, in part, the information in the prospectus.

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments or supplements to it.
____________________
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.
____________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement no. 4 is truthful or complete. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2012

CAMBRIDGE HEART, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-20991	13-3679946
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Ames Pond Drive, Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 978-654-7600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Consent of Note Holders to Deferral of Interest and Issuance of Additional Debt

As previously disclosed, Cambridge Heart, Inc. (the “Company”) is a party to certain Subscription Agreements entered into by the Company and the subscribers thereto, dated as of January 17, 2012, February 28, 2012 and May 23, 2012 (collectively, the “Prior Subscription Agreements”), pursuant to which the Company issued 8% secured convertible promissory notes, warrants to purchase shares of the common stock of the Company and additional investment rights. Under the terms of the Prior Subscription Agreements, the holders of at least sixty-five percent (65%) of each affected component of the securities issued pursuant to the Prior Subscription Agreements may consent to take or forebear from any action permitted under or in connection with the Prior Subscription Agreements or any other documents entered into pursuant to the Prior Subscription Agreements (collectively, the “Prior Transaction Documents”), modify any Prior Transaction Document or waive any default or requirement applicable to the Company or the subscribers under the Prior Transaction Documents. On July 31, 2012, the Company issued additional 8% secured convertible promissory notes in connection with the exercise by certain subscribers of additional investment rights (together with the notes issued pursuant to the Prior Subscription Agreements, the “Prior Notes”)

On October 17, 2012, the holders of more than 65% of the outstanding principal balance of the Prior Notes consented to (i) the deferral of the interest payments on the Prior Notes that would otherwise be due on October 1, 2012 and January 1, 2013 until the earlier to occur of (a) March 31, 2013, (b) the decision by the Company’s board of directors that the Company has sufficient capital to pay the deferred interest, (c) the sale of the Company or (d) the bankruptcy of the Company; (ii) the issuance by the Company of up to $300,000 in additional debt that is senior to the Prior Notes in right of payment and with respect to proceeds; and (iii) agreed to execute such amendments to the Prior Transaction Documents as necessary to give effect to the foregoing.

Entry into Subscription Agreement and Issuance of Convertible Notes

On October 17, 2012, the Company issued and sold in a private placement secured promissory notes (the “New Notes”) in the aggregate principal amount of $150,000 pursuant to the terms of a Subscription Agreement dated October 17, 2012 between the Company and two current shareholders of the Company, including Roderick de Greef, the Chairman of the Board of the Company (the “Subscription Agreement”). The securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

The New Notes will mature on March 31, 2013 (the “Maturity Date”) and bear interest at the rate of 8% payable on the Maturity Date. The New Notes may be prepaid at any time without premium.

The New Notes are secured by all of the assets of the Company. The Company is currently seeking an amendment to the Security Agreement between the Company and each of the Prior Note holders to permit the New Note holders to have the right to receive payments prior and in preference to the holders of the Prior Notes.

The New Notes may be accelerated under certain circumstances, including upon a Fundamental Transaction (as defined below) or upon an Event of Default (as defined in the New Notes). In the event that (a) the Company effects any merger or consolidation with or into another entity, (b) the Company sells all or substantially all of its assets, (c) a tender offer or exchange offer is completed pursuant to which holders of the Company’s common stock are permitted to tender or exchange their shares for other securities, cash or property, (d) the Company completes a stock purchase or other business combination whereby one or more persons acquire more than 50% of the outstanding shares of common stock of the Company, (e) any “person” or “group” (as defined for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly, 50% of the aggregate common stock of the Company or (f) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (other than a reverse merger) (each, a “Fundamental Transaction”), then until twenty business days after the Company notifies the New Note holder of the occurrence of the Fundamental Transaction, the New Note holder may elect to accelerate the Maturity Date of the New Note as of the date of the Fundamental Transaction. Upon an Event of Default, then, at the option of the New Note holder, all principal and interest under the New Note then remaining unpaid will be immediately due and payable upon demand by the New Note holder.

2

Pursuant to the Subscription Agreement, the Company agreed to certain positive and negative covenants as set forth in the Subscription Agreement and the New Notes. The holders of at least 65%  of the principal amount of the New Notes, the Prior Notes and any New Notes issued in any Additional Senior Note Offering (as defined in the Subscription Agreement) may consent to take or forebear from any action permitted under or in connection with the Subscription Agreement or the New Notes, modify the Subscription Agreement or the New Notes or waive any default or requirement applicable to the Company or the subscribers under the Subscription Agreement or the New Notes provided the effect of such action does not waive any accrued interest or damages and further provided that the relative rights of the holders to each other remains unchanged. Additionally, any amendment, modification or waiver that affects a holder of New Notes in a manner different from other holders of New Notes shall require the consent of such holder of New Notes and any amendment, modification or waiver that adversely affects the holders of New Notes or New Notes issued in any Additional Senior Note Offering in a manner different from holders of Prior Notes shall require the consent of the holders of at least 70% of the principal amount of New Notes and New Notes issued in any Additional Senior Note Offering.

The foregoing summary description of the Subscription Agreement and the New Notes is qualified in its entirety by reference to the definitive transaction documents, which are attached as exhibits 4.1 and 10.1 to this Current Report on Form 8-K.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Section 1.01 of this Current Report on Form 8-K, which item is hereby incorporated by reference herein.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

See Section 1.01 of this Current Report on Form 8-K, which item is hereby incorporated by reference herein.

ITEM 8.01.	OTHER EVENTS.

As of October 17, 2012, 100,112,960 shares of the Company’s common stock were outstanding. On an as-converted basis, the Company has 124,659,416 shares of common stock issued and outstanding, including 100,112,960 shares of common stock issued, 4,180,602 shares issuable upon conversion of the Series C-1 Convertible Preferred Stock and 20,365,854 shares issuable upon conversion of the Series D Convertible Preferred Stock.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

4.1	Form of 8% Senior Secured Note issued on October 17, 2012

10.1	Subscription Agreement, dated as of October 17, 2012, by and among the Company and certain subscribers.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBRIDGE HEART, INC.

Date: October 22, 2012	By:	/s/ Vincenzo LiCausi
Vincenzo LiCausi
Chief Financial Officer

4

EXHIBIT 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[_______________]	Issue Date: __________, 2012

SENIOR SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, CAMBRIDGE HEART, INC., a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay [_______________] or its registered assigns (the “Holder”), address at [_______________], Fax: [_______________], without demand, the sum of [_______________] Dollars ($[_______________]) (“Principal Amount”), with interest accruing thereon, on March 31, 2013 (the “Maturity Date”), if not sooner paid or modified as permitted herein.

This Note has been entered into pursuant to the terms of a subscription agreement by and among the Borrower, the Holder and certain other holders (the “Other Senior Holders”) of convertible promissory notes (the “Other Senior Notes”), dated of even date herewith (the “Subscription Agreement”) for an aggregate Principal Amount of up to $300,000.  Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1            Interest Rate.   This Note will bear interest at a rate of eight percent (8%) which interest shall be payable in full on the Maturity Date or sooner as described below.  Interest will be payable in cash.

1.2            Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  After the Maturity Date and during the pendency of an Event of Default (as defined in Article IV), a default interest rate of fifteen percent (15%) per annum shall be in effect.

1.3            Pari Passu.   Except as otherwise set forth herein, all payments made on this Note and the Other Senior Notes and all actions taken by the Borrower with respect to this Note and the Other Senior Notes, shall be made and taken pari passu with respect to this Note and the Other Senior Notes.  Notwithstanding anything to the contrary contained herein or in the Transaction Documents,  it shall not be considered non-pari passu for a Holder or Other Senior Holder to elect to receive interest paid in shares of Common Stock or for the Borrower to actually pay interest in shares of Common Stock to such electing Holder or Other Senior Holder.

1

1.4            Application of Payments.  Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to Interest and finally to Principal Amount.

1.5            Miscellaneous.   Interest on this Note shall be calculated on the basis of a 360 day year and the actual number of days elapsed. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof. When due, the amounts payable under this Note and the Other Senior Notes shall be paid in full prior to any payment of any other obligations under the Prior Notes (as defined in the Subscription Agreement).

ARTICLE II

PREPAYMENT AND ACCELERATION

2.1.           Prepayment.  This Note may be prepaid in whole or in part at any time and from time to time without premium.

2.2.           Fundamental Transaction.  Upon the occurrence of a Fundamental Transaction, then until twenty (20) business days after the Borrower notifies the Holder of the occurrence of the Fundamental Transaction, the Holder may elect to accelerate the Maturity Date as of the date of the Fundamental Transaction and receive payment for the then outstanding Principal Amount, and any other amount owed to the Holder pursuant to the Transaction Documents. As used in this section 2.2, a “Fundamental Transaction” includes (A) any merger or consolidation of the Borrower with or into another entity, (B)  any sale of all or substantially all of the Borrower’s assets in one or a series of related transactions, (C) the completion of any tender offer or exchange offer (whether by the Borrower or another entity) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) consummation of a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) between the Borrower and one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower), or (F)  any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reverse merger).

ARTICLE III

Reserved.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

2

4.1            Failure to Pay Principal or Interest.  The Borrower (i) fails to pay any installment of principal payable under this Note or (ii) fails to pay any interest or other sums payable under this Note, in each case within ten (10) days after such amounts are due.

4.2            Breach of Covenant.  The Borrower or any Subsidiary breaches any material covenant or other term or condition of the Subscription Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues uncured for a period of ten (10) days.
4.3            Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or the Transaction Documents shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4            Liquidation.   Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

4.5            Cessation of Operations.   Any cessation of operations by Borrower or a Subsidiary.

4.6            Maintenance of Assets.   The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future), and such failure is not cured by Borrower within ten (10) days written notice to Borrower from Holder.

4.7            Receiver or Trustee.  The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.8            Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $100,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

4.9            Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary.

4.10          Reserved.

4.11          Non-Payment.   A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than thirty (30) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith.

4.12          Reserved.

4.13          Reserved.

4.14          Reserved.

3

4.15          Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the Securities and Exchange Commission for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.  For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section 4.15.

4.16          Reserved

4.17          Reserved

4.18          Event Described in Subscription Agreement.  The occurrence of an Event of Default as described in the Subscription Agreement or any other Transaction Document that, if susceptible to cure, is not cured during any designated cure period.

4.19          Notification Failure.   A failure by Borrower to notify Holder of any material event of which Borrower is obligated to notify Holder pursuant to the terms of this Note or any other Transaction Document.

4.20          Reserved.

4.21          Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

4.22          Other Note Default.   The occurrence of an Event of Default under any Other Senior Note or any Prior Note (as defined in the Subscription Agreement).

ARTICLE V

SECURITY INTEREST

5.             Security Interest/Waiver of Automatic Stay.   This Note is secured by a security interest granted to the Collateral Agent (for the benefit of Holder, the Other Senior Holders and the holders of Prior Notes) pursuant to a Security Agreement, as delivered by Borrower to Holder.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower or a Subsidiary and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

4

ARTICLE VI

MISCELLANEOUS

6.1            Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2            Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, delivery by email, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Cambridge Heart, Inc., 100 Ames Pond Drive, Tewksbury, MA 01876, Attn:  Chief Financial Officer, facsimile: (978) 654-4501, with a copy by fax only to (which shall not constitute notice): Nutter McClennen & Fish LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210, Attn: Michelle L. Basil, Esq., facsimile: (617) 310-9477, and (ii) if to the Holder, to the name, address, email address and facsimile number set forth on the signature page of the Subscription Agreement.

6.3            Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder or as set forth in Section 14(j) of the Subscription Agreement. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4            Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

6.5            Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5

6.6            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.7            Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8            Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.9            Facsimile Signature.  In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

6

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of October, 2012.

CAMBRIDGE HEART, INC.

By:
	Name:	Ali Haghighi-Mood
	Title:	President and Chief Executive Officer

WITNESS:

________________________________

7

EXHIBIT 10.1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), is dated as of October 17, 2012, by and between Cambridge Heart, Inc., a Delaware corporation (the “Company”), and the subscribers identified on Schedule 1 hereto (the “Subscribers”).

WHEREAS, the Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscribers, as provided herein, and the Subscribers shall purchase, in the aggregate, up to a maximum of $300,000 of principal amount (“Principal Amount”) senior secured promissory notes of the Company (“Note” or “Notes”), a form of which is annexed hereto as Exhibit A. The Notes are sometimes referred to herein as the “Securities”;

WHEREAS, on January 17, 2012, the Company entered into two Subscription Agreements between the Company and the subscribers party thereto (the “January Subscription Agreements”) pursuant to which the Company issued and sold 8% Secured Convertible Notes due on July 17, 2013 (the “Original Notes”) convertible into shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) in the aggregate principal amount of $2,500,000 and related warrants and additional investment rights (the “Initial Closing”);

WHEREAS, pursuant to the January Subscription Agreements, the Company entered into a Security Agreement, dated as of January 17, 2012, by and among the Company, the Subscribers and Collateral Agents, LLC, in its capacity as collateral agent for (a) the holders of Original Notes that were issued on January 17, 2012; (b) the holders of Notes to be issued in one or more Additional Offerings (as defined in the January Subscription Agreement); and (c) the holders of the Company’s 8% Secured Convertible Notes which are issuable upon the exercise of the additional investment rights  (the “AIR Notes”) (such holders, together with their endorsees, transferees and assigns collectively, the “Prior Note Holders”);

WHEREAS, on February 28, 2012, the Company entered into a Subscription Agreement between the Company and the subscribers party thereto (the “February Subscription Agreement”) pursuant to which the Company issued and sold additional Original Notes in the aggregate principal amount of $440,000 and related warrants and additional investment rights (the “Second Closing”);

WHEREAS, each of the subscribers party to the February Subscription Agreement became a party to the Security Agreement;

WHEREAS, on May 23, 2013, the Company and the subscribers party to the January Subscription Agreements and the February Subscription Agreement entered into Amendment No. 1 to the Subscription Agreements and the Security Agreement, pursuant to which the January Subscriptions Agreements and the February Subscription Agreements were amended to permit the Company to sell additional Original Notes, warrants and additional investment rights on or before June 30, 2012 and the Security Agreement was amended to permit purchasers of such additional Original Notes, warrants and additional investment rights to become parties to the Security Agreement (as used herein, the term “Security Agreement” means the Security Agreement as amended by the aforementioned Amendment No. 1);

WHEREAS, on May 23, 2012, the Company entered into a Subscription Agreement between the Company and the subscribers party thereto (the “May Subscription Agreement”, and together with the January Subscription Agreements and the February Subscription Agreement, the “Subscription Agreements”) pursuant to which the Company issued and sold additional Original Notes in the aggregate principal amount of $550,000 and related warrants and additional investment rights (the “Third Closing”, and together with the Initial Closing and the Second Closing, the “Prior Offerings”);

WHEREAS, each of the subscribers party to the May Subscription Agreement became a party to the Security Agreement;

WHEREAS, on July 13, 2012, the Company and the subscribers party to the Subscription Agreements entered into Amendment No. 2 to Subscription Agreement and Amendment No. 1 to additional investment rights to permit the extend the termination date of the additional investment rights from July 15, 2012 to July 31, 2012;

WHEREAS, on July 31, 2012, certain subscribers exercised their additional investment rights and the Company issued and sold AIR Notes (together with the Original Notes, the “Prior Notes”) in the aggregate principal amount of $267,500 and related warrants; and

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1.1           Closing.  Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the “Closing Date” Subscribers shall purchase and the Company shall sell to such Subscribers the Notes as described in Section 2 below.  On or prior to the Closing Date, the Company and each Subscriber shall deliver the items set forth in Section 1.2 deliverable at or prior to the Closing.  The date the Company receives the funds from one or more Subscribers and releases its signature pages to the Subscription Agreement shall be the Closing Date with respect to such funds, and such receipt of funds is referred to herein as the “Closing.”  There shall be only one Closing under this Agreement, which shall occur at the offices of Nutter McClennen & Fish located at 155 Seaport Boulevard, Boston, Massachusetts or such other location as the parties shall mutually agree.

1.2           Closing Deliveries.

(a)           Company Deliveries. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Subscriber or a duly designated representative thereof the following:

(i)           this Agreement duly executed by the Company; and

(ii)           a Note in favor of such Subscriber in the Principal Amount set forth opposite such Subscribers name on Schedule 1 hereto.

(b)           Subscriber Deliveries. On or prior to the Closing Date, each Subscriber shall deliver or cause to be delivered to the Company the following:

(i)           this Agreement duly executed by such Subscriber; and

(ii)           such Subscriber’s Purchase Price as set forth on Schedule 1 by check or wire transfer to an account specified in writing by the Company.

1.3           Post-Closing Deliveries.

(a)           Company Deliveries. Within fifteen (15) days of the date hereof, the Company shall deliver to Subscribers:

(i)           a copy of Amendment No. 2 to the Security Agreement, Amendment No. 3 to the Subscription Agreement and Amendment No. 1 to the Note, duly executed by the Company, the Collateral Agent and the Prior Note Holders holding, in the aggregate, at least sixty-five percent (65%) of the outstanding principal balance of the Prior Notes; and

(ii)           a Secured Party Joinder (in the form of Exhibit B hereto) duly executed by the Company pursuant to which such Subscriber shall be a Secured Party (as defined in the Security Agreement).

(b)           Subscriber Deliveries. Within fifteen (15) days of the date hereof, the Subscribers shall deliver to Subscribers a Secured Party Joinder (in the form of Exhibit B hereto) duly executed by such Subscriber pursuant to which such Subscriber shall be a Secured Party (as defined in the Security Agreement).

2.           Notes. Subject to the satisfaction or waiver of the terms and conditions of this Agreement, on the Closing Date, each Subscriber shall purchase from the Company, and the Company shall sell to each such Subscriber, a Note in the Principal Amount designated on Schedule 1 hereto for each such Subscriber’s Purchase Price indicated thereon.

3.           Security Interest.   Within fifteen (15) days following the Closing, the Company and the Prior Note Holders will amend the Security Agreement to permit the Subscribers to become senior Secured Parties thereunder. The Company will execute such other agreements, documents and financing statements reasonably requested by the Subscribers and the Collateral Agent to memorialize and further protect the security interest described herein, which will be filed at the Company’s expense with the jurisdictions, states and counties designated by the Subscribers.  Subsequent to the Closing, the Company will also execute all such documents reasonably necessary in the opinion of the Collateral Agent to memorialize and further protect the security interest described herein which will be prepared and filed at the Company’s expense with the jurisdictions, states and filing offices designated by the Collateral Agent.

4.           Subscriber Representations and Warranties.  Each of the Subscribers hereby represents and warrants to and agrees with the Company with respect only to such Subscriber that:

(a)           Organization and Standing of the Subscriber.  Subscriber, to the extent applicable, is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)           Authorization and Power.  Such Subscriber has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents [as defined in Section 5(c)] and to purchase the Note being sold to it hereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action, and no further consent or authorization of Subscriber or its board of directors, members or stockholders, if applicable, is required.  This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by such Subscriber and constitutes, or shall constitute, when executed and delivered, a valid and binding obligation of such Subscriber, enforceable against Subscriber in accordance with the terms thereof.

(c)           No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by such Subscriber of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Subscriber’s charter documents, bylaws or other organizational documents, if applicable; (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which such Subscriber is a party; or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Subscriber).  Such Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents  nor to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)           Information on Company.   Such Subscriber has been furnished with or has had access to the EDGAR Website of the Commission to the Company’s filings made with the Commission during the period from the date that is two years preceding the date hereof through the tenth business day preceding the Closing Date (hereinafter referred to collectively as the “Reports”).  In addition, such Subscriber may have received in writing from the Company such other information concerning its operations, financial condition and other matters as such Subscriber has requested in writing, identified thereon as OTHER WRITTEN INFORMATION (such other information is collectively, the “Other Written Information”), and considered all factors such Subscriber deems material in deciding on the advisability of investing in the Securities.

(e)           Information on Subscriber.   Such Subscriber is  an “accredited investor,” as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Such Subscriber has the authority and is duly and legally qualified to purchase and own the Securities.  Such Subscriber is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The information set forth on Schedule 1 hereto regarding such Subscriber is accurate.

(f)           Purchase of Notes.  On the Closing Date, such Subscriber will purchase the Note as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

(g)           Restricted Securities.   Such Subscriber understands that the Securities have not been registered under the 1933 Act and such Subscriber shall not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless pursuant to an effective registration statement under the 1933 Act, or unless an exemption from registration is available.  Notwithstanding anything to the contrary contained in this Agreement, such Subscriber may transfer (without restriction and without the need for an opinion of counsel) the Securities to its Affiliates (as defined below), provided that each such Affiliate is an “accredited investor,” as such term is defined under Regulation D, and such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement.  For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.   For purposes of this definition, “control” means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.   In any event, and subject to compliance with applicable securities laws, Subscriber may enter into lawful hedging transactions in the course of hedging the position they assume and the Subscriber may also enter into lawful short positions or other derivative transactions relating to the Securities, or interests in the Securities, and deliver the Securities, or interests in the Securities, to close out their short or other positions or otherwise settle other transactions, or loan or pledge the Securities, or interests in the Securities, to third parties who in turn may dispose of these Securities.

(h)           Reserved.

(i)           Note Legend.  The Note shall bear the following legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(j)           Communication of Offer.  The offer to sell the Securities was directly communicated to such Subscriber by the Company.  At no time was such Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

(k)           No Governmental Review.  Such Subscriber understands that no United States federal or state agency or any other governmental or state agency has passed on or made recommendations or endorsement of the Securities or the suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(l)           Correctness of Representations.  Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless Subscriber otherwise notifies the Company prior to the Closing Date, shall be true and correct as of the Closing Date.

(m)          Independent Decision.  The decision of such Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any other Subscriber (or any other Person) relating to or arising from any such information, materials, statements or opinions.

(n)           Survival.  The foregoing representations and warranties shall survive the Closing Date.

5.           Company Representations and Warranties.  Except as set forth in the Schedules, the Company represents and warrants to and agrees with each Subscriber that:

(a)           Due Incorporation.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as presently conducted.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect (as defined herein).  For purposes of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, prospects, properties or business of the Company and its Subsidiaries taken as a whole.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which (A) more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or (B) is under the actual control of the Company.  As of the Closing Date, the Company has no Subsidiaries.  The Company further represents that it has not been known by any other names for the five (5) years preceding the date of this Agreement.

(b)           Outstanding Stock.  All issued and outstanding shares of capital stock and equity interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c)           Authority; Enforceability.  This Agreement, the Notes, the Security Agreement, and any other agreements delivered or required to be delivered together with or pursuant to this Agreement or in connection herewith (collectively “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.   The Company has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform their obligations thereunder.

(d)           Capitalization and Additional Issuances.   The authorized and outstanding capital stock of the Company on a fully diluted basis and all outstanding rights to acquire or receive, directly or indirectly, any equity of the Company as of the date of this Agreement and the Closing Date are set forth on Schedule 5(d).  Except as set forth on Schedule 5(d), there are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or granting any right to subscribe for any shares of capital stock or other equity interest of the Company.  The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect or contemplated by the Company (as the same may be amended only to extend the expiration of the term of the plan) is described on Schedule 5(d).  Except as set forth on Schedule 5(d), there are no preemptive rights, rights of first refusal, rights of participation or any similar right to participate in the transactions contemplated by the Transaction Documents.

(e)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, any Principal Market, or the Company’s stockholders is required for the execution by the Company of the Transaction Documents and compliance and performance by the Company of its obligations under the Transaction Documents, including, without limitation, the issuance and sale of the Securities, other than (i) the filing of a Form D with the Commission and such filings as are required to be made under applicable state securities laws, (ii) the consent of the holders of at least 65% of the Prior Notes, and (iii) the consent of the Board of Directors of the Company (the “Required Approvals”).  The Transaction Documents and the Company’s performance of its obligations thereunder has been approved by the Company’s board of directors in accordance with the Company’s Certificate of Incorporation and applicable law.  Any such qualifications and filings will, in the case of qualifications, be effective upon Closing and will, in the case of filings, be made within the time prescribed by law.

(f)           No Violation or Conflict.  Subject to the execution and receipt of the Required Approvals by the requisite parties and assuming the representations and warranties of the Subscriber in Section 4 are true and correct, neither the issuance nor the sale of the Securities nor the performance of the Company’s obligations under the Transaction Documents by the Company, will:

(i)            violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company’s knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party, except in each case the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)           result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates except in favor of each Subscriber as described herein and except Liens securing the Prior Notes or, upon the occurrence of an Additional Senior Note Offering, Liens securing the Notes issued in any Additional Senior Note Offering [as defined in Section 12]; or

(iii)           except as set forth on Schedule 5(d), result in the activation of any rights of first refusal, participation rights, pre-emptive rights, anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of the Company, or the holder of the right to receive any debt, equity or security instrument of the Company nor result in the acceleration of the due date of any obligation of the Company; or

(iv)           result in the triggering of any piggy-back or other registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(g)           The Notes.  The Notes upon issuance:

(i)             are, or will be, free and clear of any security interests, liens, claims or other encumbrances, subject only to restrictions upon transfer under the 1933 Act and any applicable state securities laws;

(ii)            have been, or will be, duly and validly authorized and on the dates of issuance of the Notes will be duly and validly issued, fully paid and non-assessable and if registered pursuant to the 1933 Act and resold pursuant to an effective registration statement or an exemption from registration, will be free trading, unrestricted and unlegended, except as set forth on Schedule 5(g)(ii);

(iii)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities or debt of the Company;

(iv)           will not subject the holders thereof to personal liability by reason of being such holders; and

(v)           assuming the representations and warranties of the Subscribers as set forth in Section 4 hereof are materially true and correct, will not result in a violation of Section 5 under the 1933 Act.

(h)           Litigation.  There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the complete and timely performance by the Company of its obligations under the Transaction Documents.  Except as disclosed in the Reports, there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have a Material Adverse Effect.

(i)            No Market Manipulation.  The Company and its Affiliates have not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(j)            Information Concerning Company.  As of the date of this Agreement and the Closing Date, the Reports and Other Written Information contain all material information relating to the Company and its operations and financial condition as of their respective dates required to be disclosed therein. Since December 31, 2011, and except as disclosed in the Reports or modified in the Reports or Other Written Information or in the Schedules hereto, there has been no Material Adverse Effect relating to the Company’s business, financial condition or affairs. The Reports and Other Written Information including the financial statements included therein do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances and when made.  The financial statements of the Company included in the Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(k)           Reserved.

(l)            Defaults.  The Company is not in violation of its certificate of incorporation or bylaws.   Except as disclosed in the Reports or modified in the Reports or Other Written Information or in the Schedules hereto, the Company is (i) not in default under or in violation of any other material agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have a Material Adverse Effect, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters which default would have a Material Adverse Effect, or (iii) not in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(m)           No Integrated Offering.   Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the OTCBB, except for in connection with the Prior Offerings or an Additional Senior Note Offering [as defined in Section 12].  No prior offering will impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.  Neither the Company nor any of its Affiliates will take any action or suffer any inaction or conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the Securities or that would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

(n)           No General Solicitation.  Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities.

(o)           No Undisclosed Liabilities.  Except as disclosed in the Reports, the Company has no liabilities or obligations which are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company’s business since December 31, 2011, and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(p)           No Undisclosed Events or Circumstances.  Since December 31, 2011, except as disclosed in the Reports, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the Reports.

(q)           Reserved.

(r)            No Disagreements with Accountants and Lawyers.  There are no material disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the Company and the accountants and lawyers previously and presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Closing Date.

(s)            Investment Company.   Neither the Company nor any Affiliate of the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t)            Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(u)            Reporting Company/Shell Company.  The Company is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has a class of securities registered pursuant to Section 12(g) of the 1934 Act.  Pursuant to the provisions of the 1934 Act, the Company has timely filed all reports and other materials required to be filed thereunder with the Commission during the preceding twelve months.  As of the Closing Date, the Company is not and was not a “shell company” nor a “former shell company” as those terms are employed in Rule 144 under the 1933 Act.

(v)            Listing.  The Company’s Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol CAMH.  The Company has not received any pending oral or written notice that its Common Stock is not eligible nor will become ineligible for quotation on the OTCBB nor that its Common Stock does not meet all requirements for the continuation of such quotation.

(w)           Reserved.

(x)             Title to Assets.  The Company owns no real property.  Except as may be sold in the ordinary course of business, the Company has good title to all of its personal property reflected in the Reports, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for Permitted Liens and except for those that, individually or in the aggregate, do not cause and are not reasonably likely to cause a Material Adverse Effect.  All leases of the Company are valid and subsisting and in full force and effect.

(y)            Compliance with Law. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(z)            Taxes. The Company has accurately prepared and filed all federal, state, foreign and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and that are not currently due and payable. None of the federal income tax returns of the have been audited by the Internal Revenue Service (the “IRS”). The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any completed tax period, nor of any basis for any such assessment, adjustment or contingency.

(aa)          Intellectual Property. The Company owns, possesses or has the right to use pursuant to a valid license, all patents, trademarks, domain names (whether or not registered), websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations as set forth in the Reports, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others except for those that, individually or in the aggregate, do not cause and are not reasonably likely to cause a Material Adverse Effect.

(bb)          Books and Record Internal Accounting Controls. The books and records of the Company accurately reflect in all material respects the information relating to the business of the Company, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities.

(cc)          Material Agreements.  The Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 or applicable form (collectively, “Material Agreements”) if the Company was registering securities under the Securities Act that has not been so filed. Except as disclosed in the Reports or modified in the Reports or Other Written Information or in the Schedules hereto, the Company has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and are not in default under any Material Agreement now in effect, the result of which could cause a Material Adverse Effect.  Except as set forth in the Company’s Certificate of Incorporation or in the Transaction Documents or in provisions of any Prior Offering or Additional Senior Note Offering transaction documents that are substantially the same as those contained in the Transaction Documents, no written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company limits the payment of dividends on the Common Stock.

(dd)          Transactions with Affiliates. Except as set forth in the Reports, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (i) the Company on the one hand, and (ii) on the other hand, any officer or director of the Company, or any Affiliate.

(ee)          Reserved.

(ff)           Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. To the best of Company’s knowledge, such insurance contracts and policies are valid and in full force and effect.  The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s business.

(gg)         Application Of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or the laws of its state of incorporation that is or could become applicable to the Subscribers as a result of the Subscribers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Subscribers’ ownership of the Securities.

(hh)         Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed in its financial statements that should be disclosed in accordance with GAAP and that would be reasonably likely to have a Material Adverse Effect.

(ii)            Material Non-Public Information. Except with respect to the transactions contemplated hereby that will be publicly disclosed, the Company has not provided any Subscriber or its agents or counsel with any information that the Company believes constitutes material non-public information.

(jj)           Correctness of Representations.  The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscribers prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date, in which case such representation or warranty shall be true as of such date.

(kk)          Survival.  The foregoing representations and warranties shall survive the Closing Date.

6.           Reserved.

7.           Reserved.

8.           Fees.

(a)            Broker’s Commission.  The Company on the one hand, and each Subscriber (for such Subscriber only) on the other hand, agrees to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or similar fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions. The Company represents that to the best of its knowledge, there are no parties entitled to receive fees, commissions, finder’s fees, due diligence fees or similar payments in connection with the Offering. Anything in this Agreement to the contrary notwithstanding, each Subscriber is providing indemnification only for such Subscriber’s own actions and not for any action of any other Subscriber.  The liability of the Company and each Subscriber’s liability hereunder is several and not joint.

(b)            Other Fees and Expenses.   Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

9.           Covenants of the Company.  The Company covenants and agrees with the Subscribers as follows:

(a)           Reserved.

(b)           Reserved.

(c)           Market Regulations.  If required, the Company shall notify the Commission, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Subscribers and promptly provide copies thereof to the Subscribers.

(d)           Reserved.

(e)           Use of Proceeds.   The proceeds of the Offering will be substantially employed by the Company for the purposes set forth on Schedule 9(e) hereto.  Except as described on Schedule 9(e), the Purchase Price may not and will not be used for accrued and unpaid officer and director salaries, nor payment of financing related debt nor redemption of outstanding notes or equity instruments of the Company nor non-trade payables outstanding on the Closing Date.

(f)            Reserved.

(g)           Reserved.

(h)           Taxes.  From the date of this Agreement and until the End Date, the Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

(i)            Reserved.

(j)            Books and Records.  From the date of this Agreement and until the End Date, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP applied on a consistent basis.

(k)           Governmental Authorities.   From the date of this Agreement and until the End Date, the Company shall duly observe and conform in all material respects to all requirements of governmental authorities relating to the conduct of its business and to its properties or assets.

(l)            Intellectual Property.  From the date of this Agreement and until the End Date, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use intellectual property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business, unless it is sold for value.  Schedule 9(l) hereto identifies the following intellectual property owned by the Company: patents, patents pending, patent applications, trademarks, tradenames, service marks, registered copyrights, domain names and licenses.

(m)           Properties.  From the date of this Agreement and until the End Date, the Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will at all times comply with each provision of all leases and claims to which it is a party or under which it occupies or has rights to property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.  The Company will not abandon any of its assets except for those assets which have negligible or marginal value or for which it is prudent to do so under the circumstances.

(n)           Reserved.

(o)           Reserved.

(p)           Negative Covenants.   So long as a Note is outstanding, without the consent of a Majority in Interest (defined below), the Company will not and will not permit any of its Subsidiaries to directly or indirectly:

(i)           create, incur, assume or suffer to exist any pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, mortgage, security deed or deed of trust, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction) (each, a “Lien”) upon any of its property, whether now owned or hereafter acquired except for (a) Liens upon the Company’s intellectual property in connection with a license, development, manufacturing or distribution transaction or other partnering arrangement; (b) Liens imposed by law for taxes that are not yet due or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) carriers’, warehousemen’s, mechanic’s, material men’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings; (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) Liens created with respect to the financing of the purchase of new property in the ordinary course of the Company’s business up to the amount of the purchase price of such property;  (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property; (h) the Lien evidenced by the UCC-1 financing statement filed against the Company by Leaf Funding Inc. in Delaware bearing filing no. 20100421440; (i) Liens on cash provided to collateralize that certain letter of credit in the amount of $200,000 from Citibank NA for the benefit of 100-200 Ames Pond Drive, LLC; (j) Liens securing the Prior Notes; and (k) Liens securing the Notes issued in any Additional Senior Note Offering [as defined in Section 12](each of (a) through (k), a “Permitted Lien”);

(ii)           amend its certificate of incorporation, bylaws or its charter documents so as to materially and adversely affect any rights of the Subscribers with respect to the Securities except to increase the number of shares of Common Stock and/or blank check preferred stock authorized for issuance or to designate the rights and preferences of a new series of preferred stock;

(iii)           repay, repurchase or offer to repay, repurchase or otherwise acquire or make any dividend or distribution in respect of any of its Common Stock, preferred stock, or other equity securities other than (i) to the extent permitted or required under the Transaction Documents and (ii) in connection with any forfeiture or repurchase of restricted stock held by any officer, director or employee of the Company in connection with separation of service to the Company at a price no greater than that originally paid by such holder for such stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, all of which rights and terms are described on Schedule 9(p)(iii);

(iv)           except as set forth on Schedule 9(p)(iv), engage in any transactions with any officer, director, employee or any Affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $100,000 [in one or more transactions, all of which will be aggregated for purposes of this Section 9(p)(iv)] other than (i) for payment of salary, or fees for services rendered, pursuant to and on the terms of a written contract in effect at least five days prior to the Closing Date, a copy of which has been provided to the Subscriber at least four days prior to the Closing Date or disclosed in the Reports at least four days prior to the Closing Date, which contracts may be extended on terms customary and reasonable within the marketplace, (ii) reimbursement for authorized expenses incurred on behalf of the Company, (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company disclosed in the Reports or on Schedule 5(d), or (iv) other transactions disclosed in the Reports; or

(v)           pay or redeem any financing related debt or securities outstanding as of the Closing Date.

(q)           Offering Restrictions.   Subject to the consent of a Majority in Interest [as defined in Section 14(j)], for so long as the Notes are outstanding, the Company will not enter into nor exercise any Equity Line of Credit or similar agreement, nor issue nor agree to issue any floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with price reset rights (collectively, the “Variable Rate Restrictions”).   For purposes hereof, “Equity Line of Credit” shall include any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, and “Variable Priced Equity Linked Instruments” shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).  Except for the  issuance of additional Notes in any Additional Senior Note Offering and the issuance of securities or options described in Section 12(iii), until the Notes are fully satisfied, the Company will not, without the consent of a Majority in Interest, (A) enter into an agreement to issue nor modify any outstanding debt or right to acquire debt unless the proceeds of such debt are used to satisfy the Notes in full at  the Maturity Date (as defined in the Notes) or (B) enter into an agreement to modify the terms of any equity securities outstanding on the date of this Agreement on terms more favorable than those granted to Subscribers herein.

(r)           Seniority.   Except for Permitted Liens, until the Notes are fully satisfied, without written consent of a Majority in Interest, the Company and Subsidiaries shall not grant nor allow any security interest to be taken in any assets of the Company or any Subsidiary or any Subsidiary’s assets; nor issue or amend any debt, equity or other instrument which would give the holder thereof directly or indirectly, a right in any assets of the Company or any Subsidiary or any right to payment equal to or superior to any right of the Subscribers as holders of the Notes in or to such assets or payment.

(s)           Notices.   For so long as the Subscribers hold any Notes, the Company will maintain a United States address and United States fax number for notice purposes under the Transaction Documents.

(t)           Transactions with Insiders.  So long as the Notes are outstanding, without the consent of a Majority in Interest, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, materially amend, materially modify or materially supplement, or permit any Subsidiary to enter into, materially amend, materially modify or materially supplement, any agreement, transaction, commitment, or arrangement relating to the sale, transfer or assignment of any of the Company’s tangible or intangible assets with any of its Insiders (as defined below)(or any persons who were Insiders at any time during the previous two (2) years), or any Affiliates (as defined below) thereof, or with any individual related by blood, marriage, or adoption to any such individual.  “Affiliate” for purposes of this Section 9(t) means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a five percent (5%) or more equity interest in that person or entity, (ii) has five percent (5%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity.  “Control” or “Controls” for purposes of the Transaction Documents means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.  For purposes hereof, “Insiders” shall mean any officer, or director of the Company, including but not limited to the Company’s president, chief executive officer, chief financial officer and chief operations officer, and any of their affiliates or family members.

(u)           Stock Splits.  For so long as the Notes are outstanding, the Company undertakes and covenants that without the consent of a Majority in Interest, the Company will not enter into any stock splits.

(v)           Notice of Event of Default.  The Company agrees to notify Subscriber of the occurrence of an Event of Default (as defined and employed in the Transaction Documents) not later than five (5) days after any of the Company’s officers or directors becomes aware of such Event of Default.

10.           Covenants of the Company Regarding Indemnification.

(a)           The Company agrees to indemnify, hold harmless, reimburse and defend the Subscribers, the Subscribers’ officers, directors, agents, counsel, Affiliates, members, managers, control persons, and principal shareholders, against any claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscribers or any such person which results, arises out of or is based upon (i) any breach of any representation or warranty, or material misrepresentation, by Company in this Agreement or in any Exhibits or Schedules attached hereto in any Transaction Document, or other agreement delivered pursuant hereto or in connection herewith, now or after the date hereof; or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder, or any other agreement entered into by the Company and Subscribers relating hereto.

(b)           In no event shall the liability of the Subscribers or permitted successor hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber or successor upon the sale of Securities.

11.           Reserved.

12.           Right of First Refusal.  Until twelve (12) months following the date of the Initial Closing, the Subscribers, the purchasers of Prior Notes and the purchasers of Notes in any Additional Senior Note Offering (collectively, the “Purchasers”) shall be given not less than fifteen (15) days prior written notice of any proposed sale by the Company of its common stock or other securities or equity linked debt obligations (“Other Offering”), except in connection with (i) full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, and which have been approved by a Majority in Interest, (ii) the Company’s issuance of securities in connection with bona fide strategic license agreements and other bona fide partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights, and which have been approved by a Majority in Interest, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans described on Schedule 5(d) as such plans are constituted on the Closing Date or contemplated to be amended or adopted as described on Schedule 5(d), (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement on the unamended terms disclosed in the Reports and which securities are also described on Schedule 12, (v) as a result of the exercise of warrants or conversion of Prior Notes which were granted or issued in any Prior Offering and (vi) the offering and issuance, in one or more closings, of an additional principal amount of Notes equal to up to $300,000 less the aggregate Purchase Price paid by the Subscribers hereunder on substantially the same terms and conditions as granted or issued pursuant to this Agreement (except that all time effective clauses of any Additional Offering shall be the same as those applicable to the Offering including actual commencement and end dates) for which a closing must be completed on or before January 31, 2013 (an “Additional Offering”), (collectively, the foregoing (i) through (v) are “Excepted Issuances”).  If Purchasers elect to exercise their rights pursuant to this Section 12 (or corresponding right granted in any Additional Senior Note Offering), the Purchasers shall have the right during the fifteen (15) days following receipt of the notice, to purchase in the aggregate up to all of such offered common stock, debt or other securities in accordance with the terms and conditions set forth in the notice of sale, relative to each other in proportion to their relative ownership of the aggregate outstanding principal amount of all Notes issued on the Closing Date and notes issued in any Additional Senior Note Offering or Prior Offering, each as of the date of the closing of such offering. Purchasers who participate in such Other Offering shall be entitled at their option to purchase, in proportion to each other, the amount of such Other Offering that could have been purchased by Purchasers who do not exercise their rights hereunder until up to the entire Other Offering is purchased by Purchasers.  In the event such terms and conditions are modified during the notice period, Purchasers shall be given prompt notice of such modification and shall have the right during the fifteen (15) days following the notice of modification to exercise such right.

13.           Reserved.

14.           Miscellaneous.

(a)           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or email, addressed as set forth below or to such other address as such party shall have specified most recently by written notice in accordance with this Section 14(a).  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, delivery by email, or delivery by facsimile with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Cambridge Heart, Inc., 100 Ames Pond Drive, Tewksbury, MA 01876, Attn:  Vincenzo LiCausi, Chief Financial Officer, facsimile: (978) 654-4501, with a copy by fax only to (which shall not constitute notice): Nutter McClennen & Fish LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210, Attn: Michelle L. Basil, Esq., facsimile: (617) 310-9477, and (ii) if to the Subscribers, to: the addresses and fax numbers indicated on Schedule 1 hereto.

 (b)           Entire Agreement; Assignment.  This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties.  Neither the Company nor the Subscribers has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith.   No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscribers.

(c)           Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(d)           Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof or any other State.  Any action brought by any party against any other party hereto concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state and county of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e)           Specific Enforcement, Consent to Jurisdiction.  The Company and Subscribers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 14(d) hereof, the Company and each Subscriber hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(f)            Damages.   In the event the Subscriber is entitled to receive any liquidated or other damages pursuant to the Transactions Documents, the Subscriber may elect to receive the greater of actual damages or such liquidated damages.  In the event the Subscriber is granted rights under different sections of the Transaction Documents relating to the same subject matter or which may be exercised contemporaneously, or pursuant to which damages or remedies are different, Subscriber is granted the right in Subscriber’s absolute discretion to proceed under such section as Subscriber elects.

(g)           Maximum Payments.   Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Subscribers and thus refunded to the Company.  The Company agrees that it may not and actually waives any right to challenge the effectiveness or applicability of this Section 14(g).

(h)           Calendar Days.   All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated.  The terms “business days” and “trading days” shall mean days that the New York Stock Exchange is open for trading for three or more hours.  Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City.  Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

(i)            Captions: Certain Definitions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.  As used in this Agreement the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(j)            Consent.   As used in this Agreement and the other Transaction Documents and any other agreement delivered in connection herewith, “Consent of the Subscribers” or similar language means the consent of holders of at least sixty-five percent (65%) of the principal amount of Notes, Prior Notes and any Notes issued in any Additional Senior Note Offering, acting together, outstanding on the date consent is requested (such holders being a “Majority in Interest”).  A Majority in Interest may consent to take or forebear from any action permitted under or in connection with the Transaction Documents, modify any Transaction Documents or waive any default or requirement applicable to the Company, Subsidiaries or holders of Notes, Prior Notes and any Notes issued in any Additional Senior Note Offering provided the effect of such action does not waive any accrued interest or damages. Notwithstanding the foregoing, any amendment, modification or waiver that adversely affects a holder of Notes in a manner different from other holders of Notes shall require the consent of such holder of Notes and any amendment, modification or waiver that adversely affects the holders of Notes or Notes issued in any Additional Senior Note Offering in a manner different from holders of Prior Notes shall require the consent of the holders of at least seventy percent (70%) of the principal amount of Notes and Notes issued in any Additional Senior Note Offering outstanding on the date consent is requested. Except with respect to an amendment, modification or waiver that adversely affects a holder of Notes in a manner different from other holders of Notes, the Subscriber agrees to be bound by any amendments, modifications or waivers approved by a Majority in Interest or by the holders of at least seventy percent (70%) of the principal amount of Notes and Notes issued in any Additional Senior Note Offering outstanding on the date consent is requested, as applicable, irrespective of whether the Subscriber consents to such amendment, modification or waiver.

(k)           Severability.  In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(l)            Successor Laws.  References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms.  A successor rule to Rule 144(b)(1)(i) shall include any rule that would be available to a non-Affiliate of the Company for the sale of Common Stock not subject to volume restrictions and after a six month holding period.

(m)          Maximum Liability.   In no event shall the liability of the Subscribers or permitted assign hereunder or under any Transaction Document or other agreement delivered in connection herewith be greater in amount than the dollar amount of the net proceeds actually received by such Subscriber or successor upon the sale of the Securities.

(n)           Independent Nature of Subscribers.     The Company acknowledges that the obligations of each Subscriber under the Transaction Documents are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under the Transaction Documents. The Company acknowledges that each Subscriber has represented that the decision of each Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions.  The Company acknowledges that nothing contained in any Transaction Document, and no action taken by any Subscriber pursuant hereto or thereto shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that it has elected to provide all Subscribers with the same terms and Transaction Documents for the convenience of the Company and not because Company was required or requested to do so by the Subscribers.  The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Subscribers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated thereby.

(o)           Equal Treatment.   No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered and paid to all the Subscribers and their permitted successors and assigns.

[-SIGNATURE PAGES FOLLOW-]

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

CAMBRIDGE HEART, INC.
a Delaware corporation

Dated: October 17, 2012	By:	/s/ Ali Haghighi-Mood
Name: Ali Haghighi-Mood
Title: President and CEO

SUBSCRIBER	PRINCIPAL AMOUNT
Name of Subscriber:

__________________________________________________

Address: _________________________________________

_________________________________________

Fax No.: ________________________________

E-mail address: _____________________________________

Taxpayer ID# (if applicable): ________________
or Social Security #

_________________________________________
(Signature)
By:

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B	Form of Joinder to Security Agreement
Schedule 1	List of Subscribers
Schedule 5(d)	Capitalization and Additional Issuances
Schedule 5(g)(ii)	Affiliate Shares
Schedule 9(e)	Use of Proceeds
Schedule 9(l)	Intellectual Property
Schedule 9(p)(iv)	Transactions with Principals
Schedule 12	Excepted Issuances

EXHIBIT A

FORM OF SECURED PARTY JOINDER

Security Agreement dated as of January 17, 2012 made by
Cambridge Heart, Inc.
and its subsidiaries party thereto from time to time, as Debtors to and in favor of
the Collateral Agent and the Secured Parties identified therein, as amended (the “Security Agreement”)

Reference is made to the Security Agreement as defined above; capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in, or by reference in, the Security Agreement.

The undersigned hereby confirms that it is the holder of a Note and agrees that, effective as of the date set forth below the undersigned’s signature to this Secured Party Joinder, the undersigned shall (a) be a Secured Party under the Security Agreement, and (b) have all the rights and obligations of the Secured Parties under the Security Agreement as fully and to the same extent as if the undersigned was an original signatory thereto.

An executed copy of this Secured Party Joinder shall be delivered to the Collateral Agent, and the Collateral Agent may rely on the matters set forth herein on or after the date hereof.

IN WITNESS WHEREOF, the undersigned has caused this Secured Party Joinder to be executed in the name and on behalf of the undersigned.

Name of Secured Party: _____________________________________________________________

Signature of Authorized Signatory of Secured Party: ______________________________________

Name of Authorized Signatory: _______________________________________________________

Title of Authorized Signatory: ________________________________________________________

Address, telephone number and facsimile number of Secured Party:

Date of Secured Party Joinder:  ______________________, 201__.

Acknowledged and Agreed:

CAMBRIDGE HEART, INC.

By: _________________________________

SCHEDULE 1

SUBSCRIBERS	PURCHASE PRICE AND NOTE PRINCIPAL
Roderick de Greef	$100,000
Luis Martins	$50,000

Schedule 5(d)
Capitalization and Additional Issuances

			Issued & Outstanding
					Common		Available to
	Authorized		Absolute		Equivalents		Issue/Grant
Common Shares	500,000,000		100,112,960		100,112,960		149,887,040
Convertible Notes					34,159,091	(1)

Preferred Stock
Series C-1 Shares			5,000	(2)	4,180,602
Series D Shares			1,670	(3)	20,365,854
Total Preferred Stock	2,000,000				24,546,456		158,627	(4)

Common Stock Warrants			49,819,083	(5)	49,819,083

Equity Plans	11,050,000	(6)					2,371,756	(7)
Unexercised options granted under the Plan			3,904,870	(8)	3,904,870
Unexercised options granted outside the Plan			5,188,858	(9)	5,188,858
Restricted stock awards			941,816		941,816

TOTAL					243,219,590

Footnotes:
(1) Consists of Convertible Promissory Notes in the aggregate principal amount of $3,757,500 issued in connection with the Previous Offerings which are convertible at a conversion price of $0.11 per share.
(2) Consists of Series C-1 preferred, convertible into 4,180,602 common stock.

(3) Consists of Series D preferred, convertible into 20,365,854 common stock.
(4) Represents total preferred shares available to issue, including 147,979 shares are designated as Series A preferred, 5,000 shares designated as Series C preferred and 5,648 are undesignated preferred shares.

(5) Consists of 15,660,000 warrants to purchase common stock issued in connection with the December 2010 Private Placement exercisable at $0.25 on a 1 for 1 basis for a period of five years and 26,727,266 warrants to purchase common stock issued in connection with the Previous Offerings exercisable at $0.15 on a 1 for 1 basis for a period of four years.

(6) Represents shares authorized for issuance under the 2001 Plan, and does not include 5,188,858 shares authorized for issuance under stand-alone awards.
(7) Represents presents shares currently available under the 2001 Plan, including up to 1,158,183 of which may be issued as restricted stock available to issue/grant.
(8) Standard contractual life is 10 years on stock options. The weighted average remaining contractual life on the outstanding options is 7.9 years and the weighted average exercise price is $0.42.
(8) Represents stock options granted outside of the Company's Equity Plan. The weighted average remaining contractual life on the outstanding options is 7.1 years and the weighted average exercise price is $0.26.

Equity Plans:

The 2001 Stock Incentive Plan (the “2001 Plan”) provides for the grant of stock options and restricted stock awards to eligible employees, officers, directors, consultants and advisors of the Company. During 2008, the Board of Directors authorized and the stockholders approved an amendment of the 2001 Plan to increase the total number of shares authorized for issuance under the 2001 Plan from 8,250,000 to 9,750,000 shares of the Company’s common stock and to increase the number of shares of restricted common stock authorized for issuance under the 2001 Plan from 1,500,000 to 2,100,000 shares of the Company’s common stock. Under the terms of the plan, stock options may not be granted at less than fair market value of the Company’s common stock at the date of the grant and for a term not to exceed ten years. Effective March 3, 2012, the Board of Directors of the Company amended the Cambridge Heart, Inc. 2001 Plan in order to extend until December 31, 2012 the date until which awards may be granted under the 2001 Plan.

Given the impending expiration of the 2001 Plan, the Company contemplates that it will further extend the 2001 Plan and/or replace the 2001 Plan with a comparable omnibus equity incentive plan, and in connection with such  extension or replacement, as the case may be, the Company may increase the number of shares issuable thereunder.

Options granted under all of the Company’s equity incentive plans generally vest annually over a three to four year vesting period. Certain stock option awards are subject to accelerated vesting.

The Company has 5,188,858 non-plan stock options outstanding which were granted in 2010 to senior executives, board members, and consultants. Although granted outside of the 2001 Plan, the options nevertheless are subject to the terms and conditions of the 2001 Plan as if granted thereunder.

Schedule 5(g)(ii)
Affiliate Shares

Shares sold by Subscribers who are affiliates of the Company will be restricted securities unless sold pursuant to an effective registration statement or sold in accordance with Rule 144, including the volume limitations applicable to affiliates thereunder.

Schedule 9(e)
Use of Proceeds

We expect to use the net proceeds of this Offering for general corporate and working capital purposes, including, without limitation, to fund the following cost categories:

•	Compensation and health benefits

•	Inventory/Cost of goods sold and related expenses

•	Sales and marketing initiatives

•	Research and development initiatives

•	General & administrative (e.g. facility, business insurance, audit, legal, printing and IT).

Schedule 9(l)
Intellectual Property

US Patents:

Patent	Inventor	Assignee	Patent No.	Filing Date	Issue Date
Identifying Infants at Risk for Sudden Infant Death Syndrome	Ali Haghighi-Mood et. al.	CHI	7,197,358	6/18/02	3/27/07
Automated Interpretation of T-Wave Alternans Results	Srivat Krishnamachari	CHI	6,453,191	2/20/01	9/17/02
Analytic Signal Method for Analysis of T-Wave Alternans	Ali Haghighi-Mood	CHI	6,735,466	9/29/00	5/11/04
Cardiac Pacing to Induce Heart Rate Variability,	Paul Albrecht et.al	CHI	6,253,107	12/6/99	6/26/01
Generation of Localized Cardiac Measures	Paul Albrecht et.al	CHI	6,047,206	7/17/97	4/4/00
Assessing Cardiac Electrical Stability	Paul Albrecht et.al	CHI	5,935,082	5/15/97	8/10/99
Reducing Noise in a Biological Signal	Paul Albrecht et.al	CHI	5,908,393	4/4/98	5/1/99
Detecting Abnormal Activation of Heart	Paul Lander et.al	CHI	5,891,047	3/14/97	4/6/99
Method and System for Obtaining a Localized Cardiac Measure	Paul Albrecht et.al	CHI	5,891,045	7/17/97	4/6/99
Electrocardiogram Noise Reduction Using Multi-Dimentional Filtering	Paul Lander	CHI	5,827,195	5/9/97	10/27/98
Electrode Connector	John L. Grant	CHI	5,791,944	10/3/96	8/11/98
Multi-Segment ECG Electrode and System	Jefferry M. Arnold et.al	CHI	5,724,984	7/17/96	3/10/98
Measuring and Assessing Cardiac Electrical Stability	Jefferry M. Arnold et.al	CHI	5,713,367	1/26/95	2/3/98
Using Related Signals to Reduce ECG Noise	Paul Albrecht et.al	CHI	5,704,365	10/14/95	1/6/98
Method and Apparatus for the Improved Electronic Display of Physiologic Waveforms	Paul Albrecht et.al	CHI	5,673,702	6/10/94	10/7/97
Method and Apparatus for Assessing Myocardial Electrical Stability	Jefferry M. Arnold et.al	CHI	5,570,696	1/26/94	1/5/96

Non-US Patents:

Patent	US Patent No. Reference	Country of Issue	Patent Number	Date of Issue
Measuring and Assessing Cardiac Electrical Stability	5,713,367	Germany	69531728.8	10-Sep-03
		European Patent	0746229	10-Sep-03
		France	0746229	10-Sep-03
		UK	0746229	10-Sep-03
		Italy	0746229	10-Sep-03
		Japan	3877761	10-Nov-06
Analytic Signal Method for Analysis of T-Wave Alternans	6,735,466	Germany	60016261.3	24-Nov-04
		European Patent	1215996	24-Nov-04
		UK	1215996	24-Nov-04
		Italy	1215996	24-Nov-04
		Netherlands	1215996	24-Nov-04
		Japan	3953323	11-May-07
Method and Apparatus for the Improved Electronic Display of Physiologic Waveforms	5,673,702	Europe	764002	3-Mar-97
		Japan	H10509331	14-Sep-98

Pending Patents:

Patent	Inventor	Assignee	Filing Date
Analyzing Alternans from Measurements of an Ambulatory Electrocard	Ali Haghighi-Mood et. al.	CHI	12/3/09
Alternans and Cardiac Ischemia	Lahn Fendelander et. al.	CHI	12/3/09
Alternans and Pharmacological Agents	Richard Cohen et. al.	CHI	12/3/09

Registered Trademarks:

Serial Number	Reg. Number
78707198	3135630	HEARTWAVE
78808902	3239210	ANALYTIC SPECTRAL METHOD
78725271	3192255	CAMBRIDGE HEART
77062284	3623419	SAM
77062271	3581869	SPECTRAL ANALYTIC METHOD
77062267	3581868	SPECTRAL ANALYTIC MTWA
76116045	2637624	HEARTWAVE
75443721	2517759	WAVESTAR

Unregistered Trademarks:
Micro-V Alternans Sensor
Microvolt T-Wave Alternans

Tradenames:
See Registered and Unregistered Trademarks above.

Service marks:
N/A

Registered copyrights:
N/A

Domain names:
www.cambridgeheart.com

Licenses:
License agreement between Massachusetts Institute of Technology (MIT) and Cambridge Heart Inc. (CHI) regarding certain patents rights referred to as “Assessing Myocardial Stability”,  dated September 28, 1993, and amendments thereto.

Schedule 9(p)(iv)
Transactions with Principals

The Company may take the following actions without the prior consent of a Majority in Interest provided that such actions are approved by a majority of the Compensation Committee of the Board of Directors:

•
Provide compensation to employees in excess of $100,000 per year, including increases in compensation in a manner that the Compensation Committee of the Board determines to be reasonable and in the best interests of the Company.

•
Hire additional employees to fill newly created positions and/or to fill vacancies created by the termination or resignation of any employee on terms,  including the payment of compensation in excess of $100,000 per year, that the Board of Directors determines are reasonable and in the best interests of the Company.

•
Make adjustments to the compensation payable to the Company’s scientific founder and Chairman of the Company’s Scientific Advisory Board in a manner that the Board determines to be reasonable and in the best interest of the Company.

Schedule 12
Excepted Issuances

There are 1,670 shares of Series D Convertible Preferred Stock currently outstanding, which are convertible into shares of Common Stock of the Company at a current conversion price of  $0.082.

Additionally, four employees were granted stock options in the amounts and at the exercise prices set forth below:

Options	Exercise Price	Effective Date	Vesting Period (Years)
25,000	$0.080	9/8/2009	3
70,000	$0.090	2/8/2010	3
30,000	$0.090	2/8/2010	3
5,000	$0.090	11/16/2009	3